Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Regular Dividend of $0.58 per share and Supplemental Dividend of $0.06 per share for the Quarter Ending June 30, 2025

Dallas, Texas – April 28, 2025 – Capital Southwest Corporation (“Capital Southwest”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, is pleased to announce that its Board of Directors has declared a regular dividend of $0.58 per share and a supplemental dividend of $0.06 per share for the quarter ending June 30, 2025.

The Company’s dividends will be payable as follows:

Regular Dividend
Amount Per Share: $0.58
Ex-Dividend Date: June 13, 2025
Record Date: June 13, 2025
Payment Date: June 30, 2025

Supplemental Dividend
Amount Per Share: $0.06
Ex-Dividend Date: June 13, 2025
Record Date: June 13, 2025
Payment Date: June 30, 2025

When declaring dividends, the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, Equiniti Trust Company. Under the DRIP, if the Company declares a dividend, registered stockholders who have opted in to the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest’s common stock.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.7 billion in investments at fair value as of December 31, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien, and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Investor Relations Contact:

Michael S. Sarner, President and Chief Executive Officer
214-884-3829